Exhibit 19.1
10X GENOMICS, INC.
AMENDED AND RESTATED
INSIDER TRADING POLICY

(Amended and Restated on October 24, 2023)

INTRODUCTION
10x Genomics, Inc. (together with its subsidiaries, the “Company”) opposes the unauthorized disclosure of any nonpublic information acquired in the course of your service with the Company and the misuse of material nonpublic information in securities trading. Any such actions will be deemed violations of this Insider Trading Policy (this “Policy”).
Legal prohibitions on insider trading
Federal and state laws prohibit trading in the securities of a company while in possession of material nonpublic information and in breach of a duty of trust or confidence. These laws also prohibit anyone who is aware of material nonpublic information from providing this information to others who may trade. Violating such laws can undermine investor trust, harm the reputation and integrity of the Company, and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.
Compliance Officers
Please direct any questions, requests or reports as to any of the matters discussed in this Policy to the Chief Executive Officer, the Chief Financial Officer, the Chief Legal Officer or the Senior Director, Corporate of the Company (each, a “Compliance Officer” and collectively, the “Compliance Officers”). The Compliance Officers are generally responsible for the administration of this Policy. Each Compliance Officer may select others to assist with the execution of his or her duties.
Persons covered by this Policy
This Policy applies to all directors, officers, employees and agents (such as consultants and independent contractors) of the Company. For purposes of this Policy, “officers” refer to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”). References in this Policy to “you” (as well as general references to directors, officers, employees and agents of the Company) should also be understood to include members of your immediate family, persons with whom you share a household, persons that are your economic dependents and any other individuals or entities whose transactions in securities you influence, direct or control (including, for example, a venture or other investment fund, if you influence, direct or control transactions by the fund). You are responsible for making sure that these other individuals and entities comply with this Policy.

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Reporting violations
It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer at (925) 401-7300. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible, or otherwise permitted by law. If you wish to remain anonymous, send a letter addressed to a Compliance Officer at 10x Genomics, Inc., 6230 Stoneridge Mall Drive, Pleasanton, California 94588, or contact the whistleblower hotline at 855-787-3119. If you make an anonymous report, please provide as much detail as possible, including any evidence that you believe may be relevant to the issue.
Personal responsibility
The ultimate responsibility for complying with this Policy and applicable laws and regulations rests with you. You should use your best judgment at all times and consult with your legal and financial advisors, as needed. We advise you to seek assistance from a Compliance Officer if you have any questions at all.
TRANSACTIONS COVERED BY THIS POLICY
Types of transactions covered by this Policy
Except as discussed in the section entitled “Limited Exceptions”, this Policy applies to all transactions involving the securities of the Company or the securities of other companies as to which you possess material nonpublic information obtained in the course of your service with the Company. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities. This Policy also applies to any arrangements that affect economic exposure to changes in the prices of these securities. These arrangements may include, among other things, transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans. This Policy also applies to any offers with respect to the transactions discussed above.
You should note that there are no exceptions from insider trading laws or this Policy based on the size of the transaction.
For the avoidance of doubt, this Policy does not prohibit transactions involving the securities of the Company (or the securities of other companies) or limit transactions to those discussed under “Limited Exceptions” if such transactions are conducted while you are NOT aware of material nonpublic information regarding the Company (or such other companies); however, such transactions may still be subject to certain provisions of this Policy, such as the blackout provisions discussed in the section entitled “Trading Blackout Periods” and the preclearance provisions discussed in the section entitled “Preclearance of Trades”.
Responsibilities regarding the nonpublic information of other companies
This Policy prohibits the unauthorized disclosure or other misuse of any nonpublic information of other companies, such as the Company’s distributors, vendors, customers, collaborators, suppliers, potential acquisition targets and competitors. This Policy also prohibits insider trading and tipping based on the material nonpublic information of other companies.
Applicability of this Policy after your departure
You are expected to comply with this Policy until such time as you are no longer affiliated with the Company and you no longer possess any material nonpublic information subject to this Policy. In addition, if you are subject

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to a trading blackout under this Policy at the time you cease to be affiliated with the Company, you are expected to abide by the applicable trading restrictions until at least the end of the relevant blackout period.
No exceptions based on personal circumstances
There may be instances where you suffer financial harm or other hardship or are otherwise required to forgo a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances are not mitigating factors under securities laws and will not excuse a failure to comply with this Policy.

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MATERIAL NONPUBLIC INFORMATION
“Material” information
Information should be regarded as material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace about the issuer of the security. In general, any information that could reasonably be expected to affect the market price of a security is likely to be material. Either positive or negative information may be material.
It is not possible to define all categories of “material” information. However, some examples of information that may be regarded as material include information with respect to:
•Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, particularly if inconsistent with the expectations of the investment community;
•Restatements of financial results, or material impairments, write-offs or restructurings;
•Changes in independent auditors, or notification that the Company may no longer rely on an audit report;
•Business plans or budgets;
•Creation of significant financial obligations, or any significant default under or acceleration of any financial obligation;
•Impending bankruptcy or financial liquidity problems;
•Significant developments involving business relationships, including execution, modification or termination of significant agreements or orders with partners, collaborators, customers, suppliers, distributors, manufacturers or other business partners;
•Product introductions, modifications, defects or recalls or significant pricing changes or other product announcements of a significant nature;
•Significant developments in research and development or relating to intellectual property;
•Significant legal or regulatory developments, whether actual or threatened;
•Major events involving the Company’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders or notice of delisting;
•Significant cybersecurity incidents experienced by the Company, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of Company property or assets, whether at its facilities or through its information technology infrastructure;

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•Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of the company; and
•Major personnel changes, such as changes in senior management or lay-offs.
If you have any questions as to whether information should be considered “material,” you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material.
“Nonpublic” information
Information is considered nonpublic if the information has not been broadly disseminated to the public for a sufficient period to be reflected in the price of the security. Any questions as to whether information is nonpublic should be directed to a Compliance Officer.

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POLICIES REGARDING MATERIAL NONPUBLIC INFORMATION
Confidentiality of nonpublic information
The unauthorized use or disclosure of nonpublic information relating to the Company or other companies is prohibited. All nonpublic information you acquire in the course of your service with the Company may only be used for legitimate Company business purposes. In addition, nonpublic information of others should be handled in accordance with the terms of any relevant nondisclosure agreements, and the use of any such nonpublic information should be limited to the purpose for which it was disclosed.
You must use all reasonable efforts to safeguard nonpublic information in the Company’s possession. You may not disclose nonpublic information about the Company or any other company, unless required by law, or unless (i) disclosure is required for legitimate Company business purposes, (ii) you are authorized to disclose the information and (iii) appropriate steps have been taken to prevent misuse of that information (including entering an appropriate nondisclosure agreement that restricts the disclosure and use of the information, if applicable). This restriction also applies to internal communications within the Company and to communications with agents of the Company. In cases where disclosing nonpublic information to third parties is required, you should coordinate with a Compliance Officer.
No trading on material nonpublic information
Except as discussed in the section entitled “Limited Exceptions”, you may not, directly or indirectly through others, engage in any transaction involving the Company’s securities while aware of material nonpublic information relating to the Company. It is not an excuse that you did not “use” the information in your transaction.
Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material nonpublic information about that company (except to the extent the transactions are analogous to those presented in the section entitled “Limited Exceptions”). For example, you may be involved in a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material nonpublic information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Company securities, if that information is material to the Company). It is important to note that “materiality” is different for different companies. Information that is not material to the Company may be material to another company.
No disclosing material nonpublic information for the benefit of others
You may not disclose material nonpublic information concerning the Company or any other company to friends, family members or any other person or entity not authorized to receive such information where such person or entity may benefit by trading on the basis of such information. In addition, you may not make recommendations or express opinions on the basis of material nonpublic information as to trading in the securities of companies to which such information relates. You are prohibited from engaging in these actions whether or not you derive any profit or personal benefit from doing so.
Obligation to disclose material nonpublic information to the Company
You may not enter into any transaction, including those discussed in the section entitled “Limited Exceptions”, unless you have disclosed any material nonpublic information that you become aware of in the course of your service with the Company, and that senior management is not aware of, to a Compliance Officer. If you are a member of senior management, the information must be disclosed to the Chief Executive Officer, and if you are

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the Chief Executive Officer or a director, you must disclose the information to the Board of Directors, before any transaction is permissible.
TRADING BLACKOUT PERIODS
To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, the Company has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material nonpublic information and any other applicable restrictions in this Policy.
Quarterly blackout periods
Except as discussed in the section entitled “Limited Exceptions,” directors, executive officers and other employees and agents identified by the Company must refrain from conducting transactions involving the Company’s securities during quarterly blackout periods. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure.
Quarterly blackout periods begin at the start of the fifteenth day of the last month of each fiscal quarter (i.e., March 15, June 15, September 15 and December 15) and end at the start of the third full trading day following the date of public disclosure of the financial results for that fiscal quarter. This period is a particularly sensitive time for transactions involving the Company’s securities from the perspective of compliance with applicable securities laws due to the fact that, during this period, individuals may often possess or have access to material nonpublic information relevant to the expected financial results for the quarter. The term “trading day” means a day on which Nasdaq is open for trading.
Exceptions to the blackout period policy may be approved by a Compliance Officer or, in the case of exceptions for directors, the Board of Directors.
All directors, officers, employees of the Company and agents identified by the Company are subject to quarterly blackout periods unless otherwise determined by the Chief Legal Officer.
Special blackout periods
From time to time, the Company may also prohibit directors, officers, employees and agents from engaging in transactions involving the Company’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. The Company will generally impose special blackout periods when there are material developments known to the Company that have not yet been disclosed to the public. For example, the Company may impose a special blackout period in anticipation of announcing a significant transaction or business development. However, special blackout periods may be declared for any reason.
The Company will notify those persons subject to a special blackout period. Each person who has been so identified and notified by the Company may not engage in any transaction involving the Company’s securities until instructed otherwise by a Compliance Officer and should not disclose to others the fact of such suspension of trading.
No “safe harbors”
There are no unconditional “safe harbors” for trades made at particular times, and all persons subject to this Policy should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may

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be prohibited from engaging in transactions involving the Company’s securities because you possess material nonpublic information, are subject to a special blackout period or are otherwise restricted under this Policy.
PRECLEARANCE OF TRADES
Except as discussed in the section entitled “Limited Exceptions,” each person designated by the Chief Legal Officer as being subject to these preclearance procedures should refrain from engaging in any transaction involving the Company’s securities without first obtaining preclearance of the transaction from a Compliance Officer. Additionally, as discussed in the section entitled “Additional Restrictions and Guidance,” no individual may engage in a transaction involving an exchange fund or pledge Company securities as collateral for a loan without first obtaining preclearance of the transaction from a Compliance Officer. This is done by submitting a completed and signed Preclearance Request Form (obtained by requesting such form by email to preclearance@10xgenomics.com) to a Compliance Officer and obtaining the required signature from a Compliance Officer.
These preclearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material nonpublic information. In addition, requiring preclearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Preclearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy.
A Compliance Officer is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction.
Preclearance should not be understood to represent legal advice by the Company that a proposed transaction complies with the law. None of the Company, the Compliance Officers or the Company’s other employees will have any liability in connection with a request for preclearance.

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ADDITIONAL RESTRICTIONS AND GUIDANCE
This section addresses certain types of transactions that may expose you and the Company to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with other provisions in this Policy that may apply to the transaction, such as the general prohibition against insider trading as well as preclearance procedures and blackout periods, to the extent applicable.
Short sales
Short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Company securities are prohibited under this Policy. Short sales may signal to the market possible bad news about the Company or a general lack of confidence in the Company’s prospects, and an expectation that the value of the Company’s securities will decline. In addition, short sales are effectively a bet against the Company’s success and may reduce the seller’s incentive to improve the Company’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading. In addition, Section 16(c) of the Exchange Act prohibits Section 16 reporting persons (i.e., directors, officers and the Company’s 10% stockholders) from making short sales of the Company’s equity securities.
Derivative securities and hedging transactions
You are prohibited from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to the Company’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Company securities. This prohibition does not extend to transactions involving an exchange fund, though you may not participate in a transaction involving an exchange fund without first obtaining preclearance of the transaction from a Compliance Officer by following the procedures set forth in the section entitled “Preclearance of Trades.” Stock options, stock appreciation rights and other securities issued pursuant to Company benefit plans or other compensatory arrangements with the Company are also subject to this Policy’s general prohibition on hedging or similar transactions; provided, however, that in addition to pre-cleared exchange fund transactions described above, you are not prohibited from exercising any stock options issued under any of the Company’s benefit plans or other compensatory arrangements in accordance with the terms of such plans or arrangements, as described in the “Limited Exceptions” section of this Policy.
Transactions in derivative securities may reflect a short-term and speculative interest in the Company’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on inside information. Trading in derivatives may also focus attention on short-term performance at the expense of the Company’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions may subject themselves to an increased risk of violating securities laws.
Using Company securities as collateral for loans
You may not pledge Company securities as collateral for loans without first obtaining preclearance of the transaction from a Compliance Officer by following the procedures set forth in the section entitled “Preclearance of Trades.” If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.

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Holding Company securities in margin accounts
You may not purchase Company securities on margin (i.e., borrowing money to purchase the securities) or hold Company securities in margin accounts. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit and, if made at a time when you are aware of material nonpublic information or are otherwise not permitted to trade, may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company.
Placing open orders with brokers
Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. If you are subject to the blackout window, open orders should be canceled prior to entering a blackout window, as this may result in the execution of a trade at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Company securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and the Company. If you are subject to blackout periods or preclearance requirements, you should so inform any broker with whom you place any open order at the time it is placed.
LIMITED EXCEPTIONS
The following are certain limited exceptions to the restrictions imposed by the Company under this Policy, other than those transactions described under “Additional Restrictions and Guidance”. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short-swing” trading restrictions under Section 16 of the Exchange Act, to the extent applicable. You are responsible for complying with applicable law at all times.
Transactions pursuant to a trading plan that complies with SEC rules
The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material nonpublic information. The contract, instructions or plan must:
•be submitted to and pre-approved by a Compliance Officer;

•include a “Cooling Off Period” that extends to the later of 90 days after adoption or modification of a trading plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the trading plan was adopted, up to a maximum of 120 days;

•include a representation in the trading plan that you are (1) not aware of any material nonpublic information about the Company or its securities and (2) adopting the trading plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•have been entered into in good faith at a time when you were not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and you must have acted in good

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faith with respect to the trading plan;
•either (1) specify the amount, price and date of all transactions under the trading plan, or (2) specify an objective method for determining the amount, price and date of the transaction and/or place any subsequent discretion for determining the amount, price and date of the transaction in another person who is not, at the time of the transaction, aware of material nonpublic information, and (3) prohibit you from exercising any subsequent influence over the transactions; and

•complies with all other applicable requirements of Rule 10b5-1.
Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements for trading plans set forth above and (iii) is approved by a Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the preclearance procedures or blackout periods established under this Policy. In approving a trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with a Compliance Officer prior to entering into any trading plan.
The Compliance Officers may impose such other conditions on the implementation and operation of the Trading Plan as deemed necessary or advisable. Individuals may not adopt more than one trading plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to preapproval by a Compliance Officer.
The SEC rules regarding trading plans are complex and must be complied with completely to be effective. The description provided above is only a summary, and the Company strongly advises that you consult with your legal advisor if you intend to adopt a trading plan. While trading plans are subject to review and approval by the Company, the individual adopting the trading plan is ultimately responsible for compliance with Rule 10b5-1 and ensuring that the trading plan complies with this Policy. None of the Company, its Compliance Officers or the Company’s other employees assume any liability in connection with a trading plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a trading plan.An individual may only modify a trading plan outside of a blackout period and, in any event, when the individual does not possess material nonpublic information. Modifications to and terminations of a trading plan are subject to preapproval by a Compliance Officer and modifications of a trading plan that change the amount, price or timing of the purchase or sale of the securities underlying a trading plan will trigger a new Cooling-Off Period.
The Company reserves the right to publicly disclose, announce or respond to inquiries from the media regarding the adoption, modification or termination of a trading plan and non-Rule 10b5-1 trading arrangements, or the execution of transactions made under a trading plan. The Company also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a trading plan if a Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company.
Trading plans must be filed with a Compliance Officer and must be accompanied with an executed certificate stating that the trading plan complies with Rule 10b5-1 and any other criteria established by the Company.
Receipt and vesting of stock options, restricted stock, restricted stock units and stock appreciation rights
The trading restrictions under this Policy do not apply to the acceptance or purchase of stock options, restricted stock, restricted stock units or stock appreciation rights issued or offered by the Company. The trading

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restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock, restricted stock units or stock appreciation rights in accordance with applicable plans and agreements.
Exercise of stock options for cash
The trading restrictions under this Policy do not apply to the exercise of stock options for cash under the Company’s stock option plans. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with the Company or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise, so long as that election is irrevocable and made in writing at a time when a trading blackout is not in place and the individual is not in possession of material nonpublic information. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, since this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
Purchases from the employee stock purchase plan
The trading restrictions in this Policy do not apply to elections with respect to participation in the Company’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities.
Certain 401(k) plan transactions
The trading restrictions in this Policy do not apply to purchases of Company stock in the 401(k) plan resulting from periodic contributions to the plan based on your payroll contribution election. The trading restrictions do apply, however, to elections you make under the 401(k) plan to (i) increase or decrease the percentage of your contributions that will be allocated to a Company stock fund, (ii) move balances into or out of a Company stock fund, (iii) borrow money against your 401(k) plan account if the loan will result in liquidation of some or all of your Company stock fund balance, and (iv) pre-pay a plan loan if the pre-payment will result in the allocation of loan proceeds to a Company stock fund.
Stock splits, stock dividends and similar transactions
The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
Change in form of ownership
Transactions that involve merely a change in the form in which you own securities are permissible. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
Other exceptions
Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

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COMPLIANCE WITH SECTION 16 OF THE SECURITIES EXCHANGE ACT
Obligations under Section 16
Section 16 of the Exchange Act and the related rules and regulations, set forth (i) reporting obligations, (ii) limitations on “short-swing” transactions and (iii) limitations on short sales and other transactions applicable to directors, officers, large stockholders and certain other persons.
Notification requirements to facilitate Section 16 reporting
To facilitate timely reporting of transactions pursuant to Section 16 requirements, each person subject to Section 16 reporting requirements must provide, or must ensure that his or her broker provides, the Company with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding his or her transactions involving the Company’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to (to confirm compliance with preclearance procedures, if applicable) and promptly following execution.
Personal responsibility
The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. The Company is not responsible for the failure to comply with Section 16 requirements.

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ADDITIONAL INFORMATION
Delivery of Policy
This Policy will be delivered to all directors, officers, employees and agents of the Company when they commence service with the Company. In addition, this Policy (or a summary of this Policy) will be circulated periodically. Upon the effectiveness of this Policy, this Policy is binding on each director, officer, employee and agent of the Company.
Amendments
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law.
Current Version of Policy
A copy of the Company’s current policies regarding insider trading may be obtained by contacting a Compliance Officer.
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